Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2011 with respect to the consolidated financial statements and schedule included in the Annual Report of XO Holdings, Inc. on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of XO Holdings, Inc. on Forms S-8 (File No. 333-103428, effective April 11, 2006 and File No. 333-106302 effective April 11, 2006) and on Forms S-3 (File No. 333-128489, effective April 14, 2006, File No. 333-135173, effective July 5, 2006, File No. 333-147643 effective January 18, 2008 and File No. 333-144567, effective August 27, 2008).

/s/ GRANT THORNTON LLP
McLean, Virginia
March 31, 2011